                      EXECUTIVE MEDICAL REIMBURSEMENT PLAN

                                THE HOME DEPOT(R)

                            EFFECTIVE JANUARY 1, 1992


ELIGIBILITY
To be eligible for EMRP, an employee must be an officer of the Company. The employee must elect coverage for himself/herself land any eligible dependents under the Company's Group Health Plan.

ENROLLMENT
Upon becoming eligible for the EMRP, an employee will automatically be enrolled in the plan provided he/she is currently enrolled in the Group Health Plan.

COVERAGE
Coverage will be extended by the plan for any medical expense which would be a deductible medical expense under Federal Income Tax regulations. This can include expenses not reimbursed by the Group Health Plan due to deductibles, co-insurance, plan exclusions, eyeglasses, orthodontics, or medically necessary additions and alterations to a home. These and other expenses would be covered by EMRP if they qualify under applicable IRS regulations.

BENEFITS
EMRP does not require satisfaction of a deductible. Eligible medical expenses will be reimbursed at 100%.

CLAIM FILING
Bills for medical expenses should be submitted to the Claims Administrator in the special MRP envelopes provided. The administrator will first pay benefits under the Group Health Plan. Reimbursement for expenses not fully covered (or not covered at all) by the Group Health Plan will then be paid for the EMRP.

MAXIMUM ANNUAL BENEFIT
The maximum EMRP benefits payable during a calendar year for a covered employee and family is $10,000.

TAXES
Unlike benefit received from the Group Health Plan (which are not taxable income) payments under EMRP are regular income. They are subject to both Federal and State income tax, and FICA if the employee's pay falls below the FICA salary limit.

ADDITIONAL REIMBURSEMENT
In March of each year while the EMRP remains in effect, the Company will make an additional payment to each employee who received benefits under the plan during the previous year. The amount paid will be a percentage of the EMRP benefits, calculated to cover the taxes generated by such benefit payments. That percentage may be changed from time to time in order to reflect changes in applicable tax rates. The additional reimbursement is also taxable income, and will be included in the employee's W-2 for the year in which the additional reimbursement was paid.

TERMINATION OF COVERAGE
Coverage will terminate on the earliest of the following dates:

1.       An employee terminates employment with Home Depot.

2. Coverage under the Company's Group Health Plan terminates, either due to voluntary action on the part of the employee, or because the Company has cancelled the Group Health Plan.

3. At the end of an approved leave of absence, unless the employee returns to full-time employment with the Company.

4.       The employee is no longer an officer of the Company.

5.       The Company elects to discontinue the Executive Medical Reimbursement
         Plan.

ERISA
EMRP is a cash bonus plan, not insurance. It is not funded, nor does it come under provisions of the Federal Employee Retirement Income Security Act.